Exhibit 10.55

MARK MCDONALD EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on October 19, 2004 (“the Effective Date”), by and between Metroplex Control Systems, Inc., a Texas corporation (the “Corporation~”), and Mr. Mark McDonald, an individual residing at 24410 Middle Fork, San Antonio, Texas 78258 (the “Executive”) under the following terms and conditions:

RECITALS:

WHEREAS, the Executive and the Corporation are currently operating under an at-will employment arrangement (the “Former Arrangement”) pursuant to which the Executive was entitled to certain compensation and benefits; and

WHEREAS, the execution and delivery of this Agreement, as a new contract to completely supersede the Former Arrangement, is an inducement and a condition to the consummation by William Blair Mezzanine Capital Fund III, L.P.  (the “Investor”), of that certain Loan Agreement, dated as of the Effective Date, by and among the Investor, ISI Detention Contracting Group, Inc., a Delaware Corporation (“ISI Delaware”) the ultimate parent corporation of the Corporation and all the shareholders of ISI Delaware, which provides for the completion of a loan to ISI Delaware and the delivery to the Investor of Warrants for capital stock in ISI Delaware; and

WHEREAS, the Corporation desires to continue to employ the Executive in the capacity hereinafter stated, and the Executive desires to continue in the employ of the Corporation in such capacity for the period and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Executive as follows:

1.               Employment Period. The Corporation hereby agrees to continue to employ the Executive as its President, and in such capacity, the Executive agrees to provide services to the Corporation for the period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date (the “Employment Period”).  The Employment Period shill automatically renew until the sixth anniversary of the Effective Date, unless the Corporation or the Executive gives written notice to the contrary to the Executive or the Corporation, respectively, at least sixty (60) days prior to the fifth anniversary of the Effective Date.

2.               Performance of Duties.

(a)           The Executive agrees that during the Employment Period, while he is employed by the Corporation, he shall devote his full time, energies and talents exclusively to serving in the capacity of President of the Corporation in the best interests of the Corporation, and to perform the duties assigned to him by the Board of Directors of the Corporation (the “Board”) faithfully, efficiently and in a professional manner.

(b)           Subject to Section 2(c) below, the Executive shall not, without prior written consent from the Board:

(i)    serve as, be a consultant to or employee, officer, manager, agent, or director of, any corporation, partnership or other entity other than the Corporation (other than civic, charitable, or other public service organizations) if, as determined at the reasonable discretion of the Board, such service, employment, or position would have a material adverse effect upon the ability of the Executive to perform his duties hereunder; or

(ii)          have more than a five percent (5%) ownership interest in any enterprise other than the Corporation if such ownership interest would have a material adverse effect upon the ability of the Executive to perform his duties hereunder.

3.               Compensation Subject to the terms and conditions of this Employment Agreement, during the Employment Period, while he is employed by the Corporation, the Executive shall be compensated by the Corporation for his services as follows:

(a)                                  The Executive shall receive, for each consecutive twelve (12) month period beginning on the Effective Date and each anniversary thereof, a rate of salary that is not less than $125,000.00 per year (“Annual Salary”).

(b)                                 The Executive shall be eligible to receive incentive compensation payments as follows:

As an Annual Bonus, in addition to the Annual Salary described above, the Executive shall be paid, on or before March 15 of each year the sum of Five Percent (5%) of the Total Gross Margin of Metroplex Control Systems Detention, that exceeds $1,500,000.00, for the period of January through December of the preceding year (less any advances paid to Executive upon said Annual Bonus).

(c)                                  In addition to other amounts set forth herein, the Corporation shall pay to Executive a gross advance on his Annual Bonus of $19,000.00, to be paid in approximately equal amounts in each pay period subject to normal tax withholding.

(d)                                 During the Employment Period the Executive’s rate of Annual Salary and amount of Annual Bonus shall be reviewed by the Board on or before each anniversary of the Commencement Date to determine whether an increase in the Executive’s compensation is appropriate. In addition to the annual review by the Board set forth herein, the Executive’s rate of Annual Salary shall be annually adjusted to be with equivalent executive positions within the Corporation.

(e)                                  The Executive shall be a participant in executive benefit plans maintained by the Corporation on substantially the same terms and conditions as other senior executives of the Corporation.  Said benefit plan shall, at a minimum, include full payment by the Corporation of all health/medical care insurance coverage for the Executive and all of Executive’s dependents, including his wife and children. The Corporation, shall, to the extent permitted by law, create a medical savings plan, permitting the Executive to deduct from income up to the maximum amount permitted annually, all of which sum is to be applied to the payment of medical expenses, and any unused portion shall annually be rolled forward for use the following year.

(f)                                    The Executive shall be reimbursed by the Corporation for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Executive during the Employment Period in the performance of his services under this Employment Agreement: (i) provided that such expenses constitute business deductions from taxable income for the Corporation and are excludable from taxable income to the Executive under the governing laws and regu1atiot~ of the Internal Revenue Code; and (ii) to the extent that such expenses do not exceed the amounts allocable for such expenses in budgets that are approved from time to time by the Corporation In order that the Corporation reimburses the Executive for such allowable expenses, the Executive shall furnish to the Corporation, in a timely fashion, the appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Corporation may from time to time reasonably request. As used herein the term “Internal Revenue Code” shall mean Internal Revenue Code of 1986, as now or hereafter amended, and the regulations and revenue rulings and procedures issued pursuant thereto from time to time.

(g)                                 The Corporation shall, at its sole cost and expense for both hardware and usage, provide the Executive and his spouse with cell phones.

(h)                                 Notwithstanding anything to the contrary contained herein, any vote or consent of the Board required or permitted hereunder shall exclude any vote by the Executive in his capacity as a member of the Board.

4.               Restrictive Covenants. The Executive acknowledges and agrees that:

(a)                                  the Executive has a major responsibility for the operation, development, and growth of the Corporation’s business;

(b)                                 the Executive’s work for the Corporation has brought him and will continue to bring him into close contact with confidential information of the Corporation and its customers; and

(c)                                  the agreements and covenants contained in this Paragraph 4 are essential to protect the business interests of the Corporation and that the Corporation will not enter into this Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:

(1)   Confidential Information. Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential, both during the Employment Period and indefinitely after the Executive’s employment with the Corporation terminates for any reason or no reason, all nonpublic information concerning the Corporation and its affiliates that was acquired by, or disclosed to, the Executive during the course of his employment by fir Corporation or any of its subsidiaries or affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, and operations, financial data aid plans, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this Subparagraph 4(c)(i) shall not apply to information that: (A) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Executive is bound);

(B) was disclosed to the Executive by a third party not subject to any duty of confidentiality to the Corporation prior to its disclosure to the Executive; or (C) is disclosed by the Executive in the ordinary course of the Corporations business as a proper part of his employment in connection with communications with customers, vendors and other proper parties, provided that it is for a proper business purpose solely for the benefit of the Corporation The Executive farther agrees that he shall not make any statement or disclosure that (1) would be prohibited by applicable Federal or state laws, or (2) is intended to be detrimental to the Corporation or any of its subsidiaries or affiliates.

(ii)          Non-Competition.

(A)      The Executive agrees that for the period commencing on the Effective Date and ending on the second anniversary of the date on which the Executive’s employment with the Corporation is terminated for any reason or no reason (the “Non-Competition Period”), the Executive shall not directly or indirectly, alone or as a partner, officer, director, manager, employee, consultant, agent, independent contractor, member or stockholder of any person or entity (“Person”), engage in any business activity in North America that is directly or indirectly in competition with the Business of the Corporation or which is directly or indirectly detrimental to the Business or business plans of the Corporation or its subsidiaries or affiliates; provided, however, that the record or beneficial ownership by the Executive of Five Percent (5%) or less of the outstanding publicly traded capital stock of any company for investment purposes shall not be deemed to be in violation of this Subparagraph4(c)(ii) so long as the Executive is not an officer, director, manager, employee or consultant of such Person. The “Business” of the Corporation shall mean the actual or intended business of the Corporation and its subsidiaries and affiliates during the Employment Period and as of the date the Executive leaves the employment of the Corporation for any reason or no reason As of the date hereof~ the Business of the Corporation is providing design, engineering, procurement, installation, maintenance and related goods and services to: (x) the detention facilities construction and renovation industry; (y) the industrial/commercial controls and fire and security alarm industry; and (z) the access control and security observation industry, and other related businesses. The Executive further agrees that during the Non-Competition Period, he shall not in any capacity, either separately or in association with others: (1) employ or solicit for employment or endeavor in any way to entice away from employment with the Corporation or its affiliates (a) any current employee of the Corporation or its affiliates or (b) any Person who was employed by the Corporation or its affiliates in any preceding twelve (12) month period; (2) solicit, induce or influence any supplier, customer, agent, consultant or other Person that has a business relationship with the Corporation to discontinue, reduce or modify such relationship with the

Corporation nor (3) solicit or enter into negotiations with any of the Corporation’s identified potential acquisition candidates.

(B)        The Employee understands that the foregoing restrictions may limit his ability to engage in a business similar to the Corporation’s Business for the duration of the Non-Competition Period, but acknowledges that he will receive sufficiently high remuneration and other benefits to justify such restriction as an employee of the Corporation pursuant to this Agreement.

(iii)  Remedies.  If the Executive breaches, or threatens to commit a breach of any of the provisions contained in Subparagraphs 4(c)(i) and 4(c)(ii) (the “Restrictive Covenants”), the Corporation shall have the following rights and remedies, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Corporation at law or in equity.

(A)            The Executive shall account for and pay over to the Corporation all compensation, profits, and other benefits which inure to the Executive’s benefit which are derived or received by the Executive or any person or business entity controlled by the Executive, resulting from any action or transactions constituting a breach of any of the Restrictive Covenants.

(B)            Notwithstanding the provisions of Subparagraph 4(c)(iii) (A) above, the Executive acknowledges and agrees that in the event of a violation or threatened violation of any of the Restrictive Covenants, the Corporation shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at law or in equity, and the Corporation shall also be entitled to recover its attorneys’ fees and costs incurred to enforce any of the Restrictive Covenants from the Executive.

(C)            Notwithstanding any other provisions hereof, Executive irrevocably acknowledges the standing and right of 1Sf Delaware to enforce the Restrictive Covenants, and Executive intentionally and knowingly waives and relinquishes any and all right to object to any action by ISI Delaware to enforce the Restrictive Covenants set forth herein.

(iv)  Severability.  If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

(v)   Proprietary Rights.  The Executive acknowledges and agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files, and any materials made by the Executive or by the Corporation are the property of the Corporation and shall not be used by the Executive in any way adverse to the Corporation’s interests. The Executive shall not deliver, reproduce, or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of the Board.  The Executive hereby assigns to the Corporation any rights that he may have in any such trade secret or proprietary information.

5.     Termination and Compensation Due Upon Termination.  Except as otherwise provided under the executive benefit plans (as in effect on the date hereof) maintained by the Corporation in which the Executive participates in accordance with Subparagraph 3(c), the Executive’s right to compensation for periods after the date the Executive’s employment with the Corporation terminates shall be determined in accordance with the following:

(a)   Termination Without Cause. In the event the Corporation terminates the Executive’s employment under this Agreement without Cause, the Corporation shall pay the Executive any compensation and benefits the Corporation owes to the Executive through the effective date of termination. Additionally, the Executive shall:

(i)    receive payment of his salary (as of the date of termination) in accordance with the provisions of Subparagraph 3(a) for twelve (12) months; and

(ii)   receive payment of any incentive compensation payments that otherwise would have been payable to the Executive under Subparagraph 3(b) through the effective date of termination.

(iii)  without further action of the Corporation, be conclusively deemed to have received an automatic, complete and final release, from any duty or obligation to comply with the Restrictive Covenants in Subparagraph 4(c)(ii) above, immediately after the due date of the final payment of salary pursuant to Subparagraph 5(a)(i); provided, however, the Corporation may elect to continue such Restrictive Covenants and shall have the right to enforce same upon payment to the Company of additional severance payments including salary prorated over the extension period.

(b)   Voluntary Resignation.  The Executive may terminate his employment with the Corporation, and any other entity owned or controlled in whole or in part by ISI Delaware, for any reason (or no reason at all) at any time by giving the Corporation ninety (90) days prior written notice of voluntary resignation; provided, however, that the Corporation may decide that the Executive’s voluntary resignation be effective immediately upon notice of such resignation. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of Paragraph 3 for periods after the date on which the Executive’s employment with the Corporation terminates due to the Executive’s voluntary resignation. The Restrictive Covenants shall continue in effect after such voluntary resignation.

However, for purposes of this Paragraph 5, if the Executive resigns following the occurrence of one of the following events, the Executive shall be deemed to be terminated without Cause in accordance with Subparagraph 5(a) above:

(i)    the Executive’s duties are materially reduced from those described in Paragraph 2 above;

(ii)   the relocation of the Executive’s office outside Bexar County, Texas without the Executive’s consent; or

(iii)  a material breach of any of the provisions of Paragraph 3.

(c)   Termination for Cause. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of Paragraph 3 or otherwise for periods after the Executive’s employment with the Corporation is terminated on account of the Executive’s discharge for Cause. For purposes of this Paragraph 5, the Executive shall be considered terminated for “Cause” if he is discharged by the Corporation on account of the occurrence of one or more of the following events:

(i)    the Executive becomes habitually addicted to drugs or alcohol;

(ii)   the Executive discloses confidential information in violation of Subparagraph 4(c)(i) or engages in any action in violation of Subparagraph 4(c)(ii);

(iii)  the Corporation is directed by regulatory or governmental authorities to terminate the employment of the Executive or the Executive engages in activities that cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on the Corporation;

(iv)      the Executive is indicted of a felony crime (other than a felony resulting from a minor traffic violation);

(v)         the Executive flagrantly disregards his duties under this Employment Agreement after (A) written notice has been given to the Executive by the Board that it views the Executive to be flagrantly disregarding his duties under this Agreement and (B) the Executive has been given a period of ten (10) days after such notice to cure such misconduct. However, no notice or cure period shall be required if Executive’s disregard of his duties has materially and adversely affected the Corporation, or is illegal

(vi)      any event of egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Board, the Executive’s credibility and reputation no longer conform to the standard of the Corporation’s executives; or

(vii) the Executive commits an act of fraud against the Corporation~ violates a duty of loyalty to the Corporation, or violates Subparagraph 2(a).

(d)   Disability. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of Paragraph 3 for periods after the date of the Executive’s employment with the Corporation terminates on account of disability, except payments due and owing through the effective date of termination. For purposes of this Subparagraph 5(d), determination of whether the Executive is disabled shall be determined in accordance with the Corporation’s long term disability plan (if any) and applicable law.

(e)   Death. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of Paragraph 3 for periods after the date of the Executive’s death, except payments due and owing as of such date.

(f)    Termination. A majority of the Board, including the Investor Designee (as defined in the Purchase Agreement), shall vote or consent with respect to any decision to terminate the Executive for any reason or no reason.

6.     Successors. This Agreement shall be binding on, and inure to the benefit of, the Corporation and its successors and assigns and any Person acquiring, whether by merger, consolidation, purchase of all or substantially all of the Corporation’s assets and business, or otherwise without further action by the Executive; provided however, that Executive hereby agrees to execute an acknowledgement of assignment if requested to do so by the successor, assign or acquiring person.

7.     Nonalienation. The interests of the Executive under this Agreement are not subject to the claims of his creditors, other than the Corporation, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except for any benefits hereunder that inure to the Executive’s estate upon his death.

8.     Waiver of Breach The waiver by either the Corporation or the Executive of a breach of any provision of this Agreement shall not operate as, or be deemed a waiver of, any subsequent breach by either the Corporation or the Executive.

9.     Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)   If to the Executive, at the address set forth in the preamble. hereto immediately following the Executive’s name.

(b)   If to the Corporation, to it at:

Metroplex Control Systems, Inc.
Attention: Sam Youngblood
12903 Delivery Drive
San Antonio, Texas 78247
Tel: (210) 495-5245

10.   Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other Person and no Person, other than the parties hereto (and the Executive’s estate upon his death), shall have any rights under or interest in this Agreement or the subject matter hereof The parties hereby agree that no oral conversations shall be deemed to be a modification of this Agreement and neither party shall assert the same.

11.   Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, including, but not limited to, the Former Arrangement.

12.   Applicable Law.  The provisions of this Agreement shall be construed in accordance with the laws of the State of Texas.

13.   WAIVER OF JURY TRIAL. THE EXECUTIVE AND THE CORPORATION EXPRESSLY WAIVE ANY RIGHT EITHER MAY HAVE TO A JURY TRIAL CONCERNING ANY CIVIL ACTION THAT MAY ARISE FROM THIS AGREEMENT, OR THE RELATIONSHIP OF THE PARTIES HERETO.

14.   Termination. All of the provisions of this Agreement shall terminate after the expiration of the Employment Period, except that Subparagraph 4(c)(i) shall survive indefinitely and Subparagraph 4(c)(ii) shall terminate upon the expiration of the Non-Competition Period.

IN WITNESS WHEREOF, the Executive and the Corporation have executed this Employment Agreement as of the day and year first above written.

“Executive”

MARK MCDONALD

/Mark McDonald/
Mark McDonald

Metroplex Control Systems, Inc

By:	/Sam Youngblood/
Name: Sam Youngblood
Title: CEO